Exhibit 4.29

CONTRATO-MARCO DE TRANSACCIÓN

Y ASUNCIÓN DE COMPROMISOS COMPLEMENTARIOS

entre

GRUPO FERROATLÁNTICA, S.A.U.,

SILICIO FERROSOLAR, S.L.U.,

FERROATLÁNTICA, S.A.U.,

FERROATLÁNTICA PARTICIPACIONES, S.L.U.

AURINKA PHOTOVOLTAIC GROUP, S.L.,

BLUE POWER CORPORATION, S.L.,

FERROSOLAR OPCO GROUP, S.L.

y

FERROSOLAR R&D, S.L.

En Madrid, a 11 de julio de 2019

CONTRATO-MARCO DE TRANSACCIÓN Y ASUNCIÓN DE COMPROMISOS COMPLEMENTARIOS

En Madrid, a 11 de julio de 2019.

REUNIDOS

DE UNA PARTE

(1)

Dña. Clara Cerdán Molina, mayor de edad, de nacionalidad española, Abogado, con D.N.I nº 48498082-Y, en vigor, y domicilio a estos efectos en Paseo de la Castellana, nº 259-D- Torre Espacio, planta 49, 28046, Madrid.

Interviene en nombre y representación de la sociedad Grupo FerroAtlántica, S.A.U., domiciliada en Torre Espacio, Paseo de la Castellana, 259-D, Planta 49, 28046 - Madrid, constituida por tiempo indefinido mediante escritura otorgada ante el notario de Madrid, D. Jaime Recarte Casanova, el día 19 de octubre de 2007, bajo el número 3.838 de orden de su protocolo, inscrita en el Registro Mercantil de Madrid al tomo 24921, folio 24, , hoja M-448707, y con Código de Identificación Fiscal A-85255370 (“Grupo FAT”). Ostenta dicha representación, que asegura vigente, en virtud de escritura pública de apoderamiento otorgada ante el Notario de Madrid, D. Jaime Recarte Casanova, el 14 de septiembre de 2016, con número de protocolo 3.699, la cual fue debidamente inscrita en la hoja registral abierta a dicha sociedad en el Registro Mercantil de Madrid al tomo 34508, folio 177, sección 8, hoja M-448707.

Asimismo, interviene en nombre y representación de la sociedad Silicio FerroSolar, S.L.U., domiciliada en Torre Espacio, Paseo de la Castellana, 259-D, Planta 49, 28046 - Madrid, constituida por tiempo indefinido mediante escritura otorgada ante el notario de Madrid, D. Jaime Recarte Casanova, el día 10 de julio de 2.008, bajo el número 2.369 de orden de su protocolo, inscrita en el Registro Mercantil de Madrid al tomo 25905, folio 20, hoja M- 466968, y con Código de Identificación Fiscal B-85504884 (“SFS”). Ostenta dicha representación, que asegura vigente, en virtud de escritura de apoderamiento otorgada ante el Notario de Madrid, D. Jaime Recarte Casanova, el 14 de septiembre de 2016, con número de protocolo 3.700, la cual fue debidamente inscrita en la hoja registral abierta a dicha sociedad en el Registro Mercantil de Madrid al tomo 25905, folio 215, sección 8, hoja M-466968.

Asimismo, interviene en nombre y representación de la sociedad FerroAtlántica, S.A.U., domiciliada en Torre Espacio, Paseo de la Castellana, 259-D, Planta 49, 28046 - Madrid, constituida por tiempo indefinido mediante escritura otorgada ante el notario de Madrid, D. Raul Vall Vidardell, el día 29 de septiembre de 1992, bajo el número 3.016 de orden de su protocolo, inscrita en el Registro Mercantil de Madrid al tomo 3720, folio 188, hoja M-63610, y con Código de Identificación Fiscal A-80420516 (“FAT”). Ostenta dicha representación, que asegura vigente, en virtud de escritura de apoderamiento otorgada ante el Notario de Madrid, D. Jaime Recarte Casanova, el 14 de septiembre de 2016, con número de protocolo 3.695, la cual fue debidamente inscrita en la hoja registral abierta a dicha sociedad en el Registro Mercantil de Madrid, al tomo 29861, folio 175, sección 8, hoja M-63610.

Interviene, igualmente, en nombre y representación de la sociedad FerroAtlántica Participaciones, S.L.U., domiciliada en Torre Espacio, Paseo de la Castellana, 259-D, Planta 49, 28046 - Madrid, constituida por tiempo indefinido, mediante escritura otorgada ante el notario de Madrid, D. Jaime Recarte Casanova, el día 2 de abril de 2019, bajo el número 1898 de orden de su protocolo, inscrita en el Registro Mercantil de Madrid al tomo 29861, folio 189, hoja M-63610, y con Código de Identificación Fiscal B-88358619 (la “Sociedad Beneficiaria”). Ostenta dicha representación, que asegura vigente, en virtud de escritura de apoderamiento, según consta en la escritura otorgada el día 26 de junio 2019, ante el Notario de Madrid, D. Jaime Recarte Casanova, con el número 3.661 de orden de su protocolo.

En adelante, Grupo FAT, la Sociedad Beneficiaria SFS, y FAT serán conjuntamente denominadas “GFAT”.

DE OTRA PARTE

(2)

D. Benjamín Llaneza Caruana, de nacionalidad española, mayor de edad, casado, con domicilio profesional en Calle Marie Curie, 19, Edificio Autocampo II, oficina 2-2, 28521 – Rivas Vaciamadrid, Madrid, y con Documento Nacional de Identidad número 50446574-F, en vigor.

Interviene en nombre y representación de la sociedad Blue Power Corporation, S.L., domiciliada en Calle Marie Curie, 19, Edificio Autocampo II, oficina 2-2, 28521 – Rivas Vaciamadrid, Madrid, constituida por tiempo indefinido mediante escritura pública otorgada ante el notario de Madrid, D. Rafael Vallejo Zapatero, el día 20 de julio de 2015, bajo el número 1.257 de orden de su protocolo, inscrita en el Registro Mercantil de Madrid al tomo 33.763, folio 12, hoja M-607671, y con Código de Identificación Fiscal B-87339248 (“Blue Power”). Ostenta dicha representación, que asegura vigente, en virtud de su cargo de Administrador Único de la misma, en virtud de escritura otorgada, ante el Notario de Madrid, D. Ignacio Manrique Plaza, con el número 2031 de orden de su protocolo.

Asimismo, interviene en nombre y representación de la sociedad Aurinka Photovoltaic Group, S.L., domiciliada en Calle Marie Curie, 19, Edificio Autocampo II, oficina 2-2, 28521 – Rivas Vaciamadrid, Madrid, constituida por tiempo indefinido mediante escritura pública otorgada ante el notario de Guadarrama, D. Agustín Diego Isasa, el día 9 de noviembre de 2.010, bajo el número 1.615 de orden de su protocolo, inscrita en el Registro Mercantil de Madrid al tomo 28.345 , folio 156, hoja M-510497, y con Código de Identificación Fiscal B-86070547 (“Aurinka”). Ostenta dicha representación, que asegura vigente, en virtud de su cargo de Administrador Único de la misma, en virtud de escritura de constitución antes mencionada.

Y DE OTRA PARTE

(3)	D. Benjamín Llaneza Caruana, cuyos personales y de identificación constan más arriba.

Interviene en nombre y representación de la sociedad Ferrosolar R&D, S.L., domiciliada en Torre Espacio, Paseo de la Castellana, 259-D, Planta 49, 28046 - Madrid, constituida por tiempo indefinido mediante escritura otorgada ante el notario de Madrid, D. Antonio de la Esperanza Rodríguez, el día 31 de mayo de 2016, bajo el número 2.080 de orden de su protocolo, inscrita en el Registro Mercantil de Madrid al tomo 34.796, folio 180, sección 8, hoja M-625891, y con Código de Identificación Fiscal B-87576740 (en adelante, “R&DCo”). Ostenta dicha representación, que asegura vigente, en virtud de escritura otorgada el día 24 de febrero de

2017, ante el Notario de Madrid, D. Ignacio Manrique Plaza, con el número 527 de orden de su protocolo.

(4)	Dña. Clara Cerdán Molina, cuyos personales y de identificación constan más arriba.

Interviene en nombre y representación de la sociedad Ferrosolar OpCo Group, S.L.,  domiciliada en Torre Espacio, Paseo de la Castellana, 259-D, Planta 49, 28046 - Madrid, constituida por tiempo indefinido mediante escritura otorgada ante el notario de Madrid, D. Antonio de la Esperanza Rodríguez, el día 31 de mayo de 2016, bajo el número 2.079 de orden de su protocolo, inscrita en el Registro Mercantil de Madrid al tomo 34796, folio 167, hoja M-625889, y con Código de Identificación Fiscal B-87576567 (en adelante, “Opco”). Ostenta dicha representación, que asegura vigente, en virtud de su cargo de apoderado, en virtud de poder otorgado a su favor por dicha sociedad, el cual ha sido elevado a público en el día de hoy, mediante escritura otorgada ante el Notario de Madrid, D. Ignacio Manrique Plaza.

En adelante, Grupo FAT, SFS, FAT, Blue Power, Aurinka, R&DCo y Opco serán conjuntamente denominadas las “Partes” y cada una de ellas individualmente una “Parte”.

Las Partes declaran tener capacidad legal suficiente para celebrar este acuerdo transaccional de resolución del “Joint Venture Agreement” y demás acuerdos derivados del mismo y asunción de compromisos complementarios, por lo que

EXPONEN

(A)

Que con fecha 20 de diciembre de 2016, Grupo FAT, SFS, FAT, Blue Power y Aurinka suscribieron un acuerdo de Joint Venture, el cual fue elevado a público ese mismo día, ante el notario de Madrid, D. Ignacio Manrique Plaza, con el número 3.539 de su protocolo. Dicho acuerdo fue posteriormente novado mediante otro acuerdo suscrito entre las Partes de fecha 24 de febrero de 2017, que fue elevado a público ese mismo día, ante el notario de Madrid, D. Ignacio Manrique Plaza, con el número 524 de su protocolo (en adelante, el acuerdo de Joint Venture según resulta tras la novación del mismo, será denominado el “JVA”).

(B)

Que en el marco del JVA, Grupo FAT, SFS, FAT, Blue Power y Aurinka acordaron poner en funcionamiento un nuevo establecimiento industrial para la producción de silicio de calidad solar sito en La Nava, Puertollano (Ciudad Real) (en adelante, la “Planta”).

(C)	Que las sociedades R&DCo y Opco fueron constituidas en virtud de lo establecido en el JVA.
(D)

Que por razones de diversa índole, las Partes han acordado resolver y extinguir de mutuo acuerdo el JVA, con efectos desde el día de hoy, así como todos los acuerdos derivados del mismo, con efectos a partir de las fechas que se indican en la Cláusula 2.1 siguiente.

(E)	Que las Partes y la Sociedad Beneficiaria han acordado, asimismo, llevar a cabo, en unidad de acto en el día de hoy, todas las actuaciones que se detallan en el presente Contrato.
(F)

Que Grupo FAT, como accionista único, está actualmente llevando a cabo un proceso de reorganización societaria y empresarial en su filial FAT, con el objeto de promover y facilitar la gestión separada e independiente de cada una de las ramas de negocio. En este contexto, el pasado 2 de abril de 2019, se firmó ante notario la escisión parcial sin extinción de FAT mediante la transmisión en bloque y por sucesión universal de su rama financiera del negocio, consistente en la tenencia de participaciones, acciones y/o cuotas sociales que confieren la mayoría del capital social en otras sociedades, a favor de la Sociedad Beneficiaria, recibiendo el accionista único, esto es Grupo FAT, la totalidad de las participaciones sociales en que se divide el capital social de la Sociedad Beneficiaria. La transmisión en bloque que se traspasa a la Sociedad Beneficiaria incluye, entre otras, las participaciones sociales de OpCo que antes de la ejecución de la escisión financiera eran propiedad de FAT. Por tanto, dado que con fecha 28 de junio de 2019 se inscribió la referida escisión y la Sociedad Beneficiaria quedó efectivamente constituida, a día de hoy es la Sociedad Beneficiaria la titular de todas las participaciones sociales de OpCo trasmitidas en virtud de dicha escisión.

(G)

Que en el día de hoy, ha tenido lugar la transmisión por parte de Blue Power a favor de Aurinka de un número de participaciones sociales de R&DCo representativas del cuarenta y nueve (49%) del capital social de dicha sociedad, por el precio de un (1) euro, habiéndose otorgado ante notario la correspondiente escritura de transmisión de participaciones sociales. Al respecto, el notario interviniente ha procedido a la práctica del correspondiente rebaje, anotando la transmisión de las participaciones en las escrituras que constituyen los títulos de propiedad de Blue Power sobre las mismas.

(H)

Que habiendo llegado las Partes y la Sociedad Beneficiaria a un acuerdo en relación a todo lo anteriormente expuesto, y siendo su intención recogerlo por escrito, reconociéndose la capacidad legal necesaria, acuerdan suscribir el presente CONTRATO-MARCO DE TRANSACCIÓN Y COMPROMISOS COMPLEMENTARIOS (el “Contrato”), en base a las siguientes

CLÁUSULAS

1.	OBJETO; UNIDAD DE ACTO DE LAS DIFERENTES ACTUACIONES.

1.1	En virtud del presente Contrato y, conforme a lo dispuesto en el artículo 1.809 del Código Civil, las Partes acuerdan lo siguiente:

(i)	solventar sus diferencias con respecto a la interpretación y ejecución del JVA y demás acuerdos derivados del mismo, poniendo fin a los mismos;

(ii)	fijar los importes económicos de la indemnización a satisfacer a Aurinka como consecuencia de la finalización del consultancy services agreement suscrito el 28 de abril de 2017 entre FAT y Aurinka;

(iii)	reorganizar la estructura accionarial de Opco, que pasará a ser de propiedad íntegramente de GFAT, como de R&DCo, cuya estructura accionarial será paritaria;

(iv)	reorganizar la estructura del Consejo de Administración y de gobierno corporativo de (a) OpCo, en la forma que decida GFAT; y (ii) R&DCo, en la forma que, de común acuerdo, decidan sus socios;

(v)	acordar un contrato de prestación de servicios para garantizar el adecuado mantenimiento de la Planta;

(vi)

que, a partir de la presente fecha, GFAT sufrague los gastos corrientes (incluidos los gastos de personal) que tuviera R&DCo hasta el 30 de diciembre de 2020, inclusive, a través de los mecanismos y en la forma que, en cada momento, GFAT estime más apropiada y hasta una cantidad máxima por todos los conceptos, a excepción de los relativos al personal de R&DCo, de TRESCIENTOS MIL EUROS (300.000 €). Por tanto, dicho límite no será de aplicación en relación con los gastos de personal de R&DCo;

(vii)

que SFS transmita a R&DCo las patentes correspondientes al proceso de purificación por medio de los llamados hornos de vacío, así como la concesión de una promesa de licencia de uso sobre ciertos secretos industriales, en los términos y condiciones acordados por las partes firmantes de dicho acuerdo;

(viii)

que, en caso de que, llegado el día 30 de septiembre de 2020, no se hubiesen transmitido las participaciones de R&DCo y, en su caso, los activos de la Planta a un tercero, GFAT y Aurinka se comprometen, de buena fe, a analizar las diferentes posibilidades existentes en dicho momento al objeto de garantizar la viabilidad de R&DCo. Si, finalmente, se acordase la disolución y liquidación de R&DCo, GFAT y Aurinka se comprometen a acordar el proceso de liquidación correspondiente de tal forma que cada socio reciba los derechos de propiedad industrial, patentes, licencias y tecnología que cada uno de ellos aportó a R&DCo con motivo de la constitución del JVA y del contrato de compraventa de patentes señalado en la Cláusula 2.1(xiii) siguiente;

(ix)

regular el otorgamiento por Opco a Aurinka de un derecho de opción de compra sobre determinados activos de la Planta y de un derecho de tanteo sobre ciertos activos de la Planta, distintos de aquéllos sobre los que recaiga el derecho de opción de compra, en caso de que acordase la venta de las mismas a un tercero; así como el otorgamiento por SFS de un derecho de tanteo sobre la totalidad de las participaciones sociales de R&DCo titularidad de SFS en caso de que acordase la venta de las mismas a un tercero;

(x)	establecer la renuncia recíproca de acciones y reclamaciones entre las Partes, la Sociedad Beneficiaria y sus administradores y directivos;

(xi)

reequilibrar la situación patrimonial de R&DCo con fecha de efectos 31 de diciembre de 2018 y garantizar dicho equilibrio a partir del 12 de julio de 2019 dentro del límite fijado en la cláusula 1.1 (vi); y

(xii)

regular la exoneración de cualesquiera responsabilidades que se le pudieran reclamar por terceros a las Partes y a la Sociedad Beneficiaria, sus administradores y directivos por razón del JVA y/o de su participación como Consejeros y directivos de Opco y de R&DCo.

12.1	Las Partes y la Sociedad Beneficiaria acuerdan llevar a cabo las actuaciones previstas en el presente Contrato simultáneamente y en unidad de acto, reconociendo expresamente y acordando que la ejecución de las mismas, de todas y cada una de ellas, en la fecha de firma del presente Contrato, es una condición esencial para la formalización del presente Contrato y para la perfección, validez, eficacia y entrada en vigor de la transacción acordada.

1.	ACTUACIONES A REALIZAR EN UNIDAD DE ACTO CON LA FIRMA DEL CONTRATO Y OTRAS ACTUACIONES POSTERIORES

1.1	En unidad de acto con la firma del presente Contrato, las Partes y la Sociedad Beneficiaria acuerdan llevar a cabo las siguientes actuaciones (las “Acciones de Firma”):

(i)	Elevar a público el presente Contrato.
(ii)

Blue Power vende y transmite a Grupo FAT las participaciones de Opco de las que es titular, representativas, en conjunto, del 25% del capital social de Opco, por el precio de un (1) euro. A tales efectos, se otorga ante notario la correspondiente escritura de transmisión de participaciones sociales en los términos y condiciones acordados entre las partes firmantes de la misma. Asimismo, las Partes requieren al notario interviniente para que, mediante la práctica del correspondiente rebaje, anote la transmisión de las participaciones en las escrituras que constituyen los títulos de propiedad de Blue Power sobre las mismas.

(iii)

Blue Power hace entrega a Grupo FAT de las cartas firmadas por D. Benjamín Llaneza Caruana y D. Javier Jiménez de Andrade, administradores de Opco, en virtud de las cuales renuncian todos ellos, con efectos desde la presente fecha, a sus respectivos cargos de administradores de la misma, así como de la carta firmada por D. Alejandro Fernández de Araoz Gómez-Acebo, Secretario no Consejero de Opco, en virtud de la cual renuncia a dicho cargo con efectos desde la presente fecha, manifestando todos ellos no tener nada que reclamar a Opco.

(iv)	La Junta General de Opco, debidamente constituida al efecto, adopta, entre otros, los siguientes acuerdos:
a)

Aceptación de la dimisión presentada por D. Benjamín Llaneza Caruana y D. Javier Jiménez de Andrade de sus respectivos cargos de administradores de Opco, agradeciéndoles los servicios prestados, aprobando su gestión y renunciando al ejercicio de cualesquiera acciones frente a ellos.

b)	Fijación del número de miembros del órgano de administración de Opco en tres (3).
c)

Otorgar a favor de Aurinka, en el marco de la resolución del consultancy services agreement suscrito el 28 de abril de 2017 entre FAT y Aurinka, un derecho de opción de compra sobre ciertos activos de la Planta, los cuales se detallarán de forma exhaustiva en el correspondiente contrato que regule el otorgamiento de dicho derecho (el “Derecho de Opción de Compra”), autorizando al órgano de administración de Opco para que, a través de su representante autorizado, pueda suscribir los contratos y documentos que sean preceptivos a dichos efectos.

d)

Otorgar a favor de Aurinka un derecho de tanteo sobre ciertos activos de la Planta, distintos de aquéllos sobre los que recae el Derecho de Opción de Compra, los cuales se detallarán de forma exhaustiva en el correspondiente contrato que regule el otorgamiento de dicho derecho (el “Derecho de Tanteo”), autorizando al órgano de administración de Opco para que, a través de su representante autorizado, pueda suscribir los contratos y documentos que sean preceptivos a dichos efectos.

(v)	El órgano de administración de Opco adopta, entre otros, los siguientes acuerdos:
a)	Toma de razón de las dimisiones presentadas por los administradores señalados en el apartado (iv) a) anterior.
b)	Aceptación de la dimisión presentada por el Secretario del Consejo de Administración de Opco.
c)	Nombramiento de un nuevo Secretario del Consejo de Administración de Opco.
d)	Revocación de los poderes conferidos por Opco a D. Benjamín Llaneza Caruana y a D. Javier Jimenez de Andrade.
e)	Toma de razón del contrato que regula el Derecho de Opción de Compra y del contrato que regula el Derecho de Tanteo, autorizando a Dña. Clara Cerdán Molina para que proceda a la suscripción del mismo.
(vi)

El nuevo Secretario del Consejo de Administración de Opco practica las inscripciones correspondientes en el Libro Registro de Socios al objeto de que éste refleje la transmisión de las participaciones descrita en el apartado (ii) anterior.

(vii)	Opco otorga la escritura de elevación a público de los acuerdos sociales descritos en los apartados (iv) y (v) anteriores, a los efectos de su posterior inscripción en el Registro Mercantil.
(viii)	Resolución y extinción de los contratos que se indican a continuación:
a)	El JVA, el cual quedará resuelto con efectos a partir de la presente fecha.
b)

El consultancy services agreement suscrito el 24 de febrero de 2017 entre Blue Power y R&DCo, el cual nunca ha sido aplicado por las Partes, puesto que fue sustituido por el contrato descrito en la letra d) siguiente y, por tanto, quedará resuelto con efectos a partir del 24 de febrero de 2017.

c)

El consultancy services agreement suscrito el 28 de abril de 2017 entre FAT y R&DCo, el cual nunca ha sido aplicado por las partes y que, por tanto, queda resuelto con efectos a partir del 28 de abril de 2017.

d)	El consultancy services agreement suscrito el 28 de abril de 2017 entre FAT y Aurinka, el cual quedará resuelto con efectos a partir del 1 de enero de 2019.
e)	El technology licence agreement suscrito el 24 de febrero de 2017 y modificado el 24 de febrero de 2018 entre OpCo y R&DCo, el cual quedará resuelto con efectos a partir del 1 de enero de 2019.

f)

El consultancy services agreement suscrito el 24 de febrero de 2017 y modificado el 1 de enero de 2019 entre SFS y R&DCo. Este contrato, tal y como fue modificado, queda resuelto con efectos a partir del 1 de enero de 2019.

g)

El technology licence agreement suscrito el 24 de febrero de 2017 y modificado el 1 de enero de 2019 entre SFS y R&DCo. Este contrato, tal y como fue modificado, queda resuelto con efectos a partir del 1 de enero de 2019.

h)	El contrato de suministro de silicio suscrito el 24 de febrero de 2017 entre FAT y Opco, el cual quedará resuelto con efectos a partir de la presente fecha.

A tales efectos, se firman los correspondientes documentos de resolución de mutuo acuerdo en los términos y condiciones acordados por las Partes, con las correspondientes indemnizaciones a favor de Aurinka. Se adjunta al presente Contrato como Anexo 1 modelo de contrato de resolución de mutuo acuerdo del consultancy services agreement suscrito el 28 de abril de 2017 entre FAT y Aurinka.

(ix)	Suscripción por parte de Opco y Aurinka de un contrato de prestación de servicios de gestión, operación y mantenimiento de la Planta (consultancy services agreement).
(x)	Suscripción por parte de Opco y Aurinka de un contrato regulando el otorgamiento del Derecho de Opción de Compra.
(xi)	Suscripción por parte de Opco y Aurinka de un contrato regulando el otorgamiento del Derecho de Tanteo que se ajustará al modelo previsto por el Anexo 2.
(xii)

Transmisión por parte de SFS a favor de Aurinka de un número de participaciones sociales de R&DCo representativas del uno por ciento (1%) del capital social de dicha sociedad, por el precio de un (1) euro. A tales efectos, se otorga ante notario la correspondiente escritura de transmisión de participaciones sociales en los términos y condiciones acordados por las partes firmantes de la misma. Asimismo, las Partes requieren al notario interviniente para que, mediante la práctica del correspondiente rebaje, anote la presente transmisión de las participaciones en las escrituras que constituyen los títulos de propiedad de SFS sobre las mismas. El Secretario del Consejo de Administración de R&DCo practica las inscripciones correspondientes en el Libro Registro de Socios al objeto de que éste refleje la transmisión de las participaciones descrita en el presente apartado.

(xiii)

Transmisión por parte de SFS a R&DCo de las patentes correspondientes al proceso de purificación por medio de los llamados hornos de vacío, así como la concesión de una promesa de licencia de uso sobre ciertos secretos industriales, en los términos y condiciones acordados por las partes firmantes de dicho acuerdo.

(xiv)

Suscripción por parte de SFS y Aurinka de un contrato en virtud del cual SFS otorgue a Aurinka un derecho de tanteo sobre la totalidad de las participaciones sociales de R&DCo de las que sea titular en caso de que SFS acordase la venta de las mismas a un tercero, todo ello en los términos y condiciones acordados en el modelo que se adjunta como Anexo 3.

(xv)

Sin perjuicio del Derecho de Opción de Compra, del Derecho de Tanteo y del derecho de tanteo previstos en los apartados (x),  (xi) y (xiv) respectivamente, suscripción, en los términos acordados, de un mandato de venta y acuerdo de colaboración entre

Opco, SFS, Aurinka, Blue Power y Grupo FAT, comprometiéndose Opco, SFS y Grupo FAT a realizar sus mejores esfuerzos para lograr la transmisión a uno o varios terceros de los activos titularidad de Opco y de la participación accionarial de SFS en R&DCo, y comprometiéndose Aurinka a asesorar y asistir a Opco, SFS y a Grupo FAT en la realización de dichas actuaciones, todo ello en los términos y condiciones acordados por las partes firmantes de dicho mandato de venta.

15.1

Las Partes y la Sociedad Beneficiaria llevarán a cabo las Acciones de Firma, sin perjuicio de las restantes actuaciones que las Partes, la Sociedad Beneficiaria y ciertas sociedades, algunas de ellas pertenecientes a sus respectivos grupos de sociedades, entendiendo como grupo de sociedades lo dispuesto en el artículo 42 del Código de Comercio (el “Grupo”), fuera necesarias o convenientes como consecuencia, de la decisión de las Partes de resolver y extinguir el JVA y demás acuerdos derivados del mismo.

15.2

Asimismo, adicionalmente a las Acciones de Firma, las Partes y la Sociedad Beneficiaria acuerdan que, el día 12 de julio de 2019, se lleve a cabo una novación modificativa y no extintiva del contrato de crédito en cuenta corriente suscrito entre SFS y R&DCo con fecha 23 de febrero de 2017 (el “Contrato de Crédito”) y se suscriba un contrato de préstamo participativo entre dichas entidades por importe de DOSCIENTOS SESENTA Y NUEVE MIL DOSCIENTOS TRES EUROS CON CINCUENTA Y SEIS CÉNTIMOS DE EURO (269.203,56 €) a los efectos de reequilibrar la situación patrimonial de R&DCo. Adicionalmente, GFAT se compromete a llevar a cabo todas las actuaciones que sean necesarias a los efectos de garantizar, en todo momento, el equilibrio patrimonial de R&DCo a partir del 12 de julio de 2019, al objeto de evitar que dicha sociedad incurra en causa legal de disolución de conformidad con lo previsto en la Ley de Sociedades de Capital, todo ello dentro del límite fijado en la cláusula 1.1 (vi).

Las Partes y la Sociedad Beneficiaria acuerdan que cualquier disposición de fondos realizada en virtud del Contrato de Crédito se deberá reclasificar en préstamo participativo a fin de evitar en todo momento que R&DCo incurra en causa de disolución legal, comprometiéndose las Partes y la Sociedad Beneficiaria a llevar a cabo cualesquiera actuaciones que sean necesarias para dar cumplimiento a lo dispuesto anteriormente.

2.	OBLIGACIONES ADICIONALES DE GFAT EN RELACIÓN CON OPCO

Mientras la Planta siga en operación, GFAT se compromete a realizar las actuaciones necesarias a fin de que Opco mantenga una estructura laboral suficiente para asegurar el mantenimiento adecuado de la maquinaria y las instalaciones ubicadas en dicha planta y a dotar a la misma de las medidas de seguridad necesarias para evitar cualquier tipo de robo o menoscabo.

4. RENUNCIA DE RECLAMACIONES

4.1Las Partes y la Sociedad Beneficiaria declaran expresamente que no tienen nada que reclamarse entre ellas en virtud de lo dispuesto en el JVA ni en ninguno de los acuerdos derivados del mismo, de los que todas o algunas de ellas son parte. Asimismo, las Partes y la Sociedad Beneficiaria declaran que, ni en relación con el JVA ni con ninguno de los acuerdos derivados del mismo, existen a día de hoy deudas, facturas pendientes de abono, reclamaciones, daños o contingencias pendientes (a salvo del abono de las indemnizaciones pactadas por las Partes en virtud del presente Contrato reguladas en los documentos descritos en la Cláusula 2) que puedan ser objeto de reclamación futura por parte de ninguna de ellas, renunciando las Partes y la Sociedad Beneficiaria a ejercitar entre sí o frente a cualesquiera terceros acciones judiciales o extrajudiciales derivadas de lo dispuesto en el JVA y/o en los acuerdos derivados del mismo.

4.2La renuncia de acciones establecida en la Cláusula 4.1 anterior no comprende las derivadas de los contratos y acuerdos firmados en ejecución del presente Contrato, que se aplicarán y ejecutarán en sus propios términos.

5.	EXONERACIÓN DE RESPONSABILIDAD

Salvo por las actuaciones derivadas de delito o de conducta dolosa, GFAT se obliga y compromete a exonerar y a mantener indemne a:

(i)

Blue Power y a los Sres. B. Llaneza Caruana y Fco. J. Jiménez de Andrade Bilbao por cuantas acciones y reclamaciones de terceros derivadas exclusivamente de su condición de socios y/o administradores de Opco, incluyendo dentro de dichas acciones y reclamaciones, a título ejemplificativo, aquéllas de acreedores de Opco, trabajadores de Opco y/o de la Administración Pública en relación con cualesquiera de las obligaciones de OpCo frente a la misma y en relación con el Préstamo Reindus; y

(ii)

Aurinka y a sus socios y empleados por cuantas acciones y reclamaciones de terceros derivadas del consultancy services agreement suscrito el 28 de abril de 2017 entre FAT y Aurinka que se refieran exclusivamente a dicho contrato y a los contratos firmados por OpCo con tales terceros, incluyendo dentro de dichas acciones y reclamaciones, a título ejemplificativo, aquéllas de acreedores de Opco, trabajadores de Opco y/o de la Administración Pública en relación con cualesquiera de las obligaciones de OpCo frente a la misma y en relación con el Préstamo Reindus.

5.	CONFIDENCIALIDAD

Salvo exigencia legal en contrario, las Partes y la Sociedad Beneficiaria conservarán en la más estricta confidencialidad la existencia y los términos del presente Contrato y no utilizarán o expondrán su contenido en relación con ninguna otra finalidad distinta de la formalización entre las Partes y la Sociedad Beneficiaria y ejecución del presente Contrato.

Lo anteriormente indicado respecto de las Partes y la Sociedad Beneficiaria no será de aplicación en el supuesto en que concurra alguna de las siguientes circunstancias:

a)	cuando la revelación de la información confidencial venga exigida por ley, por una Administración Pública o una autoridad judicial en el cumplimiento de sus funciones o por la normativa aplicable;
b)	cuando la información sea de carácter notorio o de conocimiento público (por causa distinta a un incumplimiento de lo aquí dispuesto); o

c)	en el supuesto en que alguna de las Partes o la Sociedad Beneficiaria deba dar a conocer la información confidencial para dar cumplimiento a las obligaciones asumidas en el presente Contrato.

7.	NOTIFICACIONES

Cualesquiera notificaciones y comunicaciones que deban realizarse las Partes y la Sociedad Beneficiaria entre sí en relación con el presente Contrato se considerarán debidamente efectuadas si (i) se realizan por escrito; (ii) han sido remitidas por correo certificado con acuse de recibo, burofax o cualquier otro medio escrito que acredite su recepción, siempre que se remitan a las direcciones postales de cada una de las Partes y la Sociedad Beneficiaria que se indican a continuación:

Para: Grupo FerroAtlántica, S.A.U., FerroAtlántica, S.A.U., FerroAtlántica Participaciones, S.L.U., Ferrosolar OpCo Group, S.L. y Silicio FerroSolar, S.L.U.

A/A:	D. Pedro Larrea Paguaga
Dirección: E-mail:	Torre Espacio, Paseo de la Castellana, 259-D, Planta 49, 28046 - Madrid pedro.larrea@ferroglobe.com

Para: Ferrosolar R&D, S.L., Aurinka Photovoltaic Group, S.L. y Blue Power Corporation, S.L.

A/A:	D. Benjamín Llaneza Caruana
Dirección: E-mail:	Calle Marie Curie, 19, Edificio Autocampo II, oficina 2-2, 28521 – Rivas Vaciamadrid, Madrid bllaneza@aurinkapv.com

7.	GASTOS E IMPUESTOS

Cada una de las Partes y la Sociedad Beneficiaria asumirá los gastos e impuestos en que hubiera incurrido derivados de la negociación y suscripción de este Contrato.

7.	VARIOS

9.1 Protección de Datos Personales

Los datos de carácter personal facilitados por las Partes y la Sociedad Beneficiaria al amparo del Contrato serán incorporados a uno o varios ficheros de datos de carácter personal. Las personas cuyos datos aparezcan en los citados ficheros podrán hacer ejercicio de los derechos de acceso, rectificación, cancelación y oposición mediante solicitud escrita, firmada y dirigida a la otra Parte, a la dirección que este determine en las notificaciones que deban realizarse de acuerdo con lo establecido en el Contrato. Las Partes y la Sociedad Beneficiaria informarán a las diferentes personas físicas afectadas de la cesión de sus datos de carácter personal en los

términos previstos en la normativa de protección de datos personales, con ocasión del envío de las notificaciones que deban realizar de conformidad con lo estipulado en el presente Contrato.

Una vez que los datos hayan sido obtenidos por alguna de las Partes o la Sociedad Beneficiaria, la parte en cuestión será responsable del cumplimiento de las obligaciones legales relativas al tratamiento de dichos datos desde su propia base de datos y de conformidad con la normativa de protección de datos personales.

9.2 Formalización en documento público

Las Partes y la Sociedad Beneficiaria acuerdan que, en unidad de acto con la suscripción del presente Contrato, éste se eleve a público ante el Notario que al efecto se designe de mutuo acuerdo. Los gastos e impuestos derivados de la elevación a público del presente Contrato se satisfarán íntegramente por GFAT.

9.3Interpretación y modificación

Este Contrato constituye la totalidad del acuerdo alcanzado entre las Partes y la Sociedad Beneficiaria respecto del objeto del mismo, reemplazando y dejando sin efecto lo dispuesto en cualesquiera pactos anteriores entre las Partes y la Sociedad Beneficiaria en relación con la misma materia en tanto que sean contradictorios con lo aquí dispuesto.

Cualquier modificación de este Contrato habrá de realizarse por las Partes y la Sociedad Beneficiaria de mutuo acuerdo y formalizarse por escrito, cumpliendo, como mínimo, con las mismas formalidades con que se ha dotado a la suscripción del presente Contrato.

9.4Renuncia

Cualquier renuncia de cualquiera de los derechos o facultades derivados del Contrato por cualquiera de las Partes o por la Sociedad Beneficiaria deberá realizarse por escrito. La omisión por cualquiera de las Partes o la Sociedad Beneficiaria a exigir el estricto cumplimiento de cualquier término contractual en una o más ocasiones no podrá ser considerada en ningún caso como renuncia, ni privará a esa Parte del derecho a exigir el estricto cumplimiento de la/s obligación/es contractual/es a posteriori.

9.5Nulidad

La invalidez, ilegalidad o inejecutabilidad total o parcial de cualquiera de las Cláusulas de este Contrato no afectará o impedirá la vigencia y validez de aquella parte de la misma que no sea inválida, ilegal o inejecutable o de las restantes que permanecerán con plena validez y eficacia. No obstante lo anterior, la Cláusula o Cláusulas inválidas o inejecutables serán interpretadas y cumplidas (en la medida posible) de acuerdo con la intención inicial de las Partes y de la Sociedad Beneficiaria.

9.6Cómputo de plazos

Salvo cuando expresamente se estableciera lo contrario en este Contrato: (i) los plazos expresados en “días” se refieren a días naturales, contados a partir del día natural inmediatamente siguiente al del inicio del cómputo, inclusive, hasta el último día natural del plazo, inclusive; (ii) los plazos expresados en “días hábiles” se refieren a días hábiles en la ciudad de Madrid. En este sentido, no computarán aquellos días que no fueran hábiles conforme al calendario de Madrid; y, (iii) los plazos expresados en meses o años se contarán de fecha a fecha desde el día de inicio del cómputo hasta el mismo día del último del plazo (ambos incluidos), salvo que en el último mes o año del plazo no existiese tal fecha, en cuyo caso el plazo terminará el día inmediatamente anterior.

7.	LEY APLICABLE; FUERO

10.1El presente Contrato se rige y debe ser interpretado de acuerdo con las leyes españolas, con exclusión expresa de cualquier derecho foral.

3.2

Las Partes y la Sociedad Beneficiaria, con renuncia expresa de cualquier otra jurisdicción que pudiera corresponderles, aceptan de forma expresa el sometimiento de cualquier controversia o disputa derivada del cumplimiento, ejecución, interpretación o terminación del presente Contrato a los Juzgados y Tribunales de la ciudad de Madrid.

[Sigue hoja de firmas]

Y PARA QUE CONSTE Y EN PRUEBA DE CONFORMIDAD, las Partes y la Sociedad Beneficiaria firman este Contrato en un sólo ejemplar para su protocolización, a un solo efecto, en el lugar y en la fecha indicados en el encabezamiento, renunciando a visar cada página.

GRUPO FERROATLÁNTICA, S.A.U.SILICIO FERROSOLAR, S.L.U.

FERROATLÁNTICA, S.A.U.BLUE POWER CORPORATION, S.L.

AURINKA PHOTOVOLTAIC GROUP, S.L.       FERROSOLAR OPCO GROUP, S.L.

FERROSOLAR R&D, S.L.FERROATLÁNTICA PARTICIPACIONES, S.L.U.

Listado de Anexos:

Anexo 1:Acuerdo de resolución del Consultancy Services Agreement suscrito entre FAT y Aurinka el 28 de abril de 2017

Anexo 2:Otorgamiento del derecho de tanteo sobre activos de la Planta entre Opco y Aurinka

Anexo 3:Otorgamiento de derecho de tanteo sobre la totalidad de las participaciones de R&DCo titularidad de SFS a favor de Aurinka

ANEXO 1

Acuerdo de resolución del Consultancy Services Agreement suscrito entre FAT y Aurinka el 28 de abril de 2017

ANEXO 2

Otorgamiento del derecho de tanteo sobre activos de la Planta entre Opco y Aurinka

ANEXO 3

Otorgamiento de derecho de tanteo sobre la totalidad de las participaciones de R&DCo titularidad de SFS a favor de Aurinka